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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Contacts:

         Judianne Atencio                         Marc Lumpkin                        Sandy Colony
         Communications Director                  Communications Manager              Vice President, Communications
         ECHOSTAR COMMUNICATIONS CORP.            ECHOSTAR COMMUNICATIONS CORP.       STARBAND COMMUNICATIONS
         303/723-2010                             303/723-2020                        703/245-6410
         EMAIL: JUDIANNE.ATENCIO@ECHOSTAR.COM     EMAIL: MARC.LUMPKIN@ECHOSTAR.COM    SANDY.COLONY@STARBAND.COM

              ECHOSTAR COMPLETES $50 MILLION INVESTMENT IN STARBAND


LITTLETON, COLO., AND MCLEAN, VA. - SEPT. 27, 2001 - EchoStar Communications Corporation (Nasdaq: DISH) and StarBand Communications Inc. today announced that they have completed their agreement that increases EchoStar's financial investment in StarBand by an additional $50 million in cash. This agreement was previously announced on July 11, 2001. This increases EchoStar's equity stake in StarBand to approximately 32 percent, which will further increase to approximately 60 percent upon commencement of the construction of a next generation satellite to be allocated for the StarBand service. EchoStar, the parent company of DISH Network(TM), the nation's fastest growing pay television provider, originally invested $50 million in StarBand in April 2000, and is one of the largest distribution channels for StarBand - the nation's first two-way, always-on, high-speed satellite-delivered Internet service. This agreement continues EchoStar's strategy to offer a complete bundled package of Internet, programming and interactive television services to its more than 6 million U.S. DISH Network customers.

ABOUT STARBAND

StarBand Communications Inc. is America's first nationwide provider of two-way, always-on, high-speed Internet access via satellite to residential customers. Founded in early 2000, StarBand's investors and strategic partners include EchoStar Communications Corporation, Gilat Satellite Networks Ltd., Microsoft Corporation, and ING Furman Selz Investments. StarBand has exclusive rights to Gilat's two-way high-speed Internet technology to consumers in the United States and Canada. StarBand Communications is based in McLean, Virginia. Visit StarBand at www.starband.com. StarBand is a trademark and service mark of StarBand Communications Inc.

ABOUT ECHOSTAR

EchoStar Communications Corporation and its DISH Network offer a state-of-the-art direct broadcast satellite TV system capable of offering over 500 channels of digital video and CD-quality audio programming, as well as fully MPEG-2/DVB compliant hardware and installation.


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EchoStar is included in the Nasdaq-100 Index (NDX), which contains the largest non-financial companies on the Nasdaq Stock Market. DISH Network currently serves over 6 million customers. For more information, visit www.dishnetwork.com.

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